Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 9 to Registration Statement No. 333-176182 on Form N-2 of our report dated March 5, 2015 (except for the effects of the restatement discussed in Note 3 and as to Note 12 to the financial statements, as to which the date is July 16, 2015) relating to the financial statements of VII Peaks Co-Optivist Income BDC II, Inc. appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California
July 27, 2015